AMENDMENT NO. 2 TO SHARE EXCHANGE AGREEMENT

     This Amendment No. 2 to the Share Exchange Agreement dated May 11, 2007 (the "Agreement") made and entered into as of the 27th day of July 2007, by and between CORNERWORLD, INC., a Delaware corporation ("CornerWorld"), and each of the shareholders of CornerWorld as set forth on the signature page thereto (collectively, the “Shareholders”) and CORNERWORLD CORPORATION, a Nevada corporation (the “Company”) (all collectively, the “Parties”). (All terms not defined herein shall have the same meaning as in the Agreement).

WITNESSETH:

     WHEREAS, on May 11, 2007, CornerWorld, the Shareholders and the Company, entered into the Agreement, a copy of which is annexed hereto as Exhibit 1;

     WHEREAS, the Parties agreed that 3,000,000 of the outstanding free trading shares of the Company shall be held by Dynasty Capital LLC (“Dynasty”) to be deposited in an account with the proceeds of sales to be used to satisfy the Purchase Price, as contemplated by Section 2.3 of the Agreement, contemporaneously with the execution of the Agreement;

     WHEREAS, the Parties have agreed that in the event the proceeds from the sale of the shares total at least $500,000 but are still less than the Purchase Price within sixty (60) days of the execution of the Agreement (the “Purchase Price Payment Period”), then Dynasty or a Dynasty designee and the Company shall agree to extend the period during which they shall continue to make sales of the shares towards satisfying the payment of the Purchase Price for an additional ninety (90) days period;

     WHEREAS, on June 21, 2007 the Parties entered into a Letter Agreement (“Amendment No. 1 to the Share Exchange Agreement”) annexed hereto as Exhibit 2 whereby Section 2.3 of the Agreement was amended to clarify the date on which the sixty (60) day period would commence;

     WHEREAS, the Parties desire to amend certain provisions of Article 2 of the Agreement as hereinafter set forth to, among other things, remove the $500,000 minimum proceeds requirement; and

     WHEREAS, each of the Parties deem it in the best interests of the respective Parties to amend the Closing Date of the Agreement as set forth below;

     NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

1. Article 2.2 of the Agreement is hereby amended in its entirety to be and read as follows:

Recapitalization. Simultaneously with the execution of this Agreement, the Company shall cause its shareholders owning an aggregate of (i) 7,296,000 of the then outstanding 11,400,000 free trading shares, and (ii) all of the outstanding 62,700,000 restricted Shares of the Company, to deposit such shares, along with duly executed stock powers, in escrow with Continental Stock Transfer & Trust Company (the “Escrow Agent”).

The balance of the 11,400,000 outstanding shares, being an aggregate of 4,104,000 free trading shares, shall remain outstanding, with (i) 3,000,000 shares being deposited in the name of Dynasty Capital LLC at an account at Bishop Rosen & Co., Inc. or such other brokerage firm as may be designated by CornerWorld, as further provided for in Section 2.3 herein, and (ii) 1,104,000 of such shares being held in escrow by the Escrow Agent, or at such other place as may be mutually agreed upon, pending the Closing of this Agreement or termination of this transaction.

Upon the Closing of this Agreement, the Escrow Agent shall release the Shares to the Shareholders. The holders of such 1,004,000 free trading shares of the Company agree to restrict the resale of such shares for a period of six (6) months. Such persons further agree to only sell such shares in limited amounts for the one (1) year period following the initial six (6) month restricted sale period such that their sales are not to exceed twenty five percent (25%) of such shares in every three (3) month period, although the Company may waive any such restrictions.

In order to assure compliance with these agreed upon contractual restrictions, an appropriate restrictive legend reflecting such agreement shall be placed upon the certificates representing such shares. Notwithstanding the foregoing, the Company may, in its sole discretion, agree to waive the foregoing restrictions on resale of the 700,000 shares.

2.	Article 2.3 of the Agreement is hereby amended in its entirety to be and read as follows:

	(a)	The Purchase Price shall be the delivery of 3,000,000 of the outstanding free trading Shares of the Company, which shall be deposited in the name of Dynasty Capital LLC

(“Dynasty”) or a Dynasty designee at an account at Bishop, Rosen & Co., Inc. or such other brokerage firm as may be designated by the Parties, with such account to be managed by a mutually agreed upon, un-affiliated third party.

	(b)	Proceeds of up to $975,000 from the sale of the 3,000,000 shares are to be delivered to the holders of such shares as such funds are received. Once the holders have received $975,000 from the sale of the 3,000,000 shares, any and all of the remaining 3,000,000 shares which have not been sold shall be returned to the Company for cancellation.

3.	Article 2.5 of the Agreement is hereby amended in its entirety to be and read as follows:

The Closing Date shall be August 10, 2007. CornerWorld, Inc. shall have until the Closing date, August 10, 2007, to complete any and all obligations under the Agreement, with exception to the appointment of Scott Beck and Kelly Larabee Morlan to the Company’s Board of Directors, which has been approved by the Company but shall be completed following and in accordance with the provisions for the filing of the Company’s information statement filed pursuant to Section 14(f) of the Securities Exchange Act of 1934;

4. Article 7 of the Agreement is hereby amended to be and read as follows:

In the event the Closing does not occur by August 10, 2007, either party may cancel this Agreement, provided that neither party shall have the right to counsel if the delay in Closing shall not be due to the actions or inactions of the party seeking such cancellation.

5. Article 10 of the Agreement shall include the following provision:

Amendment #2 to Share Exchange Agreement

Immediately following the Closing, the Company shall adopt a Non-Employee Stock Option Plan for the purpose of retaining and compensating its consultants and advisors, which shall consist of up to 4,000,000 shares of common stock that may be issued from time to time at the lower of $1.10 or market value.

6. Amendment No. 1 to the Share Exchange Agreement, annexed hereto as Exhibit 2, is hereby ratified and approved in all respects;

7. This agreement shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict of laws rules thereof or the actual domiciles of the parties.

8. Except as amended hereby, the terms and provisions of the Agreement, as amended, shall remain in full force and effect, and the Agreement, as amended, is in all respects ratified and confirmed. On and after the date of this agreement, each reference in the Agreement, as amended, to the "Agreement", "hereinafter", "herein", "hereinafter", "hereunder", "hereof", or words of like import shall mean and be a reference to the Agreement as amended by this agreement.

9. This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment #2 to the Share Exchange Agreement as of the date first stated above.

CORNERWORLD CORPORATION

By: Name: Title:

CORNERWORLD, INC.

By: Name: Title:

[SHAREHOLDER SIGNATURE PAGE FOLLOWS]

Amendment #2 to Share Exchange Agreement

SHAREHOLDERS:

Scott Beck (Separate Property) Michelle Beck David Gullett Kelly Larabee Morlan Plantation Gove Ltd. Selvin Passen M.D. Andrew W. Greenberg Amendment #2 to Share Exchange Agreement	Jarrod Beck Joshua Emmett Billy Green Crystal Blue Consulting, Inc. Marvin H. Ribotsky Martin B. & Alice Grossman